UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one):[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [x] Form 10-Q
[ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

  For Period Ended:  June 30, 2005
                     ------------------------------
             [ ]     Transition Report on Form 10-K
             [ ]     Transition Report on Form 20-F
             [ ]     Transition Report on Form 11-K
             [ ]     Transition Report on Form 10-Q
             [ ]     Transition Report on Form N-SAR

  For the Transition Period Ended:____________________________


    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

BODISEN BIOTECH, INC.
________________________________________________________________________________
Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

North Part of Xinquia Road, Yang Ling Agricultural High-Tech Industries Demonstration Zone
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Yang Ling, People's Republic of China 71210
________________________________________________________________________________
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)  The reason  described  in  reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort or expense
    [x]   (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
               portion  thereof,  will  be  filed  on or  before  the  fifteenth calendar day  following the  prescribed  due date; or the subject quarterly  report or  transition  report on Form 10-Q or  subject distribution  report on Form 10-D,  or portion  thereof,  will be
               filed  on  or  before  the  fifth   calendar  day  following  the
               prescribed due date; and
          (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

        State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

        Bodisen Biotech, Inc. (the "Company") has determined that it will not be able to file its Form 10-QSB for the quarterly period ended June 30, 2005 by the August 15, 2005 due date because the Company was unable to provide certain information to its auditor in a timely fashion.


PART IV -- OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification

     Stephen W. Johnson                 412                      288-3131
    --------------------          --------------            -----------------
            (Name)                  (Area Code)             (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).

                                                                   Yes[x] No [ ]

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                   Yes[ ]  No[x]

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              BODISEN BIOTECH, INC.
        ----------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  August 15, 2005                         By  /s/ Wang Qiong
                                              --------------------
                                              Name: Wang Qiong
                                              Title: Chief Executive Officer